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    THE THOMSON CORPORATION - AMENDED AND RESTATED DIVIDEND REINVESTMENT PLAN




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                              QUESTIONS AND ANSWERS

         THE FOLLOWING QUESTIONS AND ANSWERS DEAL WITH CERTAIN FEATURES OF THE PLAN AND ARE DESIGNED ONLY TO BE HELPFUL. THEY DO NOT COVER ALL OF THE PROVISIONS OF THE PLAN. FOR FULL PARTICULARS PLEASE SEE "DESCRIPTION OF THE AMENDED AND RESTATED DIVIDEND REINVESTMENT PLAN OF THE CORPORATION" AS SET FORTH HEREIN.

1.       WHAT IS THE DIVIDEND REINVESTMENT PLAN?

                  We refer to The Thomson Corporation Dividend Reinvestment Plan as the plan. The plan provides a means for registered holders of our common shares who are resident in Canada, the United States and the United Kingdom to purchase additional shares by the reinvestment of their dividends.

2.       WHAT ARE THE ADVANTAGES OF THE PLAN?

                  A participant may purchase shares quarterly by reinvesting ALL the cash dividends paid on the shares held of record by the participant pursuant to the plan. THE PRICE OF SHARES PURCHASED WILL BE THE WEIGHTED AVERAGE MARKET PRICE, as described under "Purchase Price".

                  Investment of all of a participant's funds in the plan is possible because the plan permits fractions of shares, as well as whole shares, to be purchased and held by Computershare Trust Company of Canada, who we refer to as Computershare, for participants pursuant to the plan. DIVIDENDS PAID ON SHARES ENROLLED IN THE PLAN, INCLUDING FRACTIONS, WILL BE AUTOMATICALLY REINVESTED.

                  THERE ARE NO BROKERAGE COMMISSIONS OR SERVICE CHARGES PAYABLE BY PARTICIPANTS IN CONNECTION WITH THE PURCHASE OF SHARES PURSUANT TO THE PLAN. All administrative costs of the plan, including fees and expenses of Computershare, are paid by us.

3.       WHO IS ELIGIBLE TO PARTICIPATE?

                  Any registered holder of our common shares is eligible to enroll in the plan at any time. A beneficial owner of shares (for example, a person whose shares are held and registered in a nominee account) must become a registered shareholder by having their shares transferred into their own name or into a specific segregated registered account (for example, a numbered account with a bank, trust company or broker), in order to participate in the plan.

4.       HOW DOES AN ELIGIBLE SHAREHOLDER BECOME A PARTICIPANT IN THE PLAN?

                  An eligible shareholder may enroll in the plan by completing and signing a participation form and returning it to Computershare at the address set forth below. The completed participation form must be received by Computershare at least five business days before the record date in order for that dividend to be dealt with under the plan in accordance with such participation form. Do not send share certificates or dividend cheques. ONCE YOU HAVE ENROLLED, YOUR PARTICIPATION IN THE PLAN CONTINUES UNTIL TERMINATED BY YOU OR UNTIL THE PLAN IS TERMINATED BY US. NO FURTHER ACTION IS REQUIRED UNLESS YOU WISH TO CHANGE THE TERMS OF YOUR CURRENT PARTICIPATION IN THE PLAN.

5.       HOW WILL THOMSON'S SHARES BE PURCHASED FOR PARTICIPANTS?

                  On each dividend payment date, we will, after deducting any applicable withholding taxes, promptly pay over to Computershare all cash dividends paid on shares held of record by participants and enrolled in the plan and all cash dividends on shares held of record by Computershare for participants' accounts pursuant to the plan, and Computershare will purchase shares for the participants with such funds directly from us.

6.       WHAT WILL BE THE PRICE OF SHARES PURCHASED UNDER THE PLAN?


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                  The price of the shares purchased under the Plan will be the weighted average trading price for the common shares on the Toronto Stock Exchange for the five trading days preceding the record date for the dividend. Dividends, which are payable in United States currency, will be converted into Canadian dollars at the Bank of Canada noon rate for Canadian dollars on the record date for the dividend (or the next business day if this day is not a business day).

7.       WILL CERTIFICATES BE ISSUED FOR SHARES PURCHASED?

                  All shares purchased pursuant to the plan are enrolled in the plan and are registered in the name of Computershare, or its nominee, as agent for the participants in the plan. Certificates for such shares will not be issued to participants unless specifically requested. This convenience protects against loss, theft or destruction of share certificates. The number of shares purchased pursuant to the plan will be credited to plan accounts established for participants and will be shown on their statements of account.

                  A participant may request a certificate for any number of whole shares held by Computershare for their account by writing to Computershare. However, certificates for less than five shares will not be issued except upon withdrawal from the plan or termination of the plan. Certificates will never be issued for fractional shares. Certificates will be sent to you after Computershare receives your written request.

8.       WHEN MAY A PARTICIPANT TERMINATE PARTICIPATION IN THE PLAN?

                  A participant may terminate participation in the plan at any time by giving written notice to Computershare. A participant who wishes to suspend dividend reinvestment with respect to all shares enrolled in the plan may do so if written notice is received by Computershare no later than five business days preceding the dividend record date.

9.       WHAT HAPPENS WHEN PARTICIPATION IN THE PLAN IS TERMINATED?

                  When terminating participation in the plan, a participant will receive a certificate for the whole shares held in the participant's account and a cash payment in settlement of any fraction of a share. The cash payment will be calculated pursuant to the closing price of the common shares on the Toronto Stock Exchange on the business day immediately preceding the effective date of termination.

10.      MAY THE PLAN BE CHANGED OR TERMINATED?

                  The plan may be amended, suspended or terminated by us at any time.

11.      WHAT KIND OF STATEMENTS WILL BE SENT TO PARTICIPANTS IN THE PLAN?

                  A statement will be mailed to each participant as soon as practicable following each dividend payment date. The statements are a participant's continuing record of purchases and should be retained for income tax purposes.

15.      WHAT ARE THE INCOME TAX CONSEQUENCES OF PARTICIPATION IN THE PLAN?

                  The fact that dividends are invested pursuant to the plan does not relieve participants of any liability for taxes that may be payable on such dividends. A summary explanation of the tax implications of participation in the plan can be found on page 9 - 10 of our Registration Statement on Form F-3 filed [July , 2002].


ANY COMMUNICATION OR QUESTIONS REGARDING THE PLAN SHOULD BE ADDRESSED TO COMPUTERSHARE AT:

                      Computershare Trust Company of Canada
                      100 University Avenue, 9th Floor
                      Toronto, Ontario, Canada M5J 2Y1



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            Tel.: 1 (800) 564-6253 (in Canada and the United States)
                  (514) 982-7270 (from any country)



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   DESCRIPTION OF THE AMENDED AND RESTATED DIVIDEND REINVESTMENT PLAN OF THE
                              THOMSON CORPORATION

PURPOSE OF THE PLAN

         The purpose of our amended and restated dividend reinvestment plan is to provide registered holders of our common shares resident in Canada, the United States and the United Kingdom with a simple and convenient method of investing cash dividends declared on our common shares in additional common shares of Thomson, without paying any brokerage commissions or service charges.

PARTICIPATION IN THE PLAN

         You are eligible to participate in the plan if you are a registered holder of common shares resident in Canada, the United States or the United Kingdom and meet the requirements outlined below. To become a participant, you must complete a participation form and forward it to Computershare Trust Company of Canada ("Computershare"), at the address set forth below. Only residents of Canada, the United States or the United Kingdom are currently allowed to participate in the plan. Shareholders resident in other jurisdictions shall be allowed to participate in the plan only after Thomson determines that participation should be made available to those shareholders taking into account the necessary steps to comply with the laws relating to the offering and the sale of common shares in the jurisdiction of those shareholders.

         If you are a beneficial owner whose common shares are registered in a name other than your own, you may participate in the plan by having those common shares transferred into your name or into a specific segregated registered account. A beneficial owner whose shares are held in a specific segregated registered account, such as a numbered account with a bank, trust company or broker, may request that entity, subject to any restriction imposed by the entity, to enroll the account in the plan with respect to those shares.

         If the common shares are registered in more than one name, all registered holders must sign the participation form. Also, if your total holding is registered in different names (e.g., full name on some share certificates and initials and surname on other share certificates), a separate participation form must be completed for each different registration name. If dividends from all shareholdings are to be reinvested under one account, registration must be identical. If your common shares are registered in the name of an investment dealer, a financial institution or a recognized nominee, you must either transfer those common shares into your own name prior to becoming a participant or instruct the nominee to participate in the plan on your behalf.

         You may obtain a participation form at any time by providing a written request to Computershare. Once you have enrolled in the plan, you will remain enrolled until you discontinue participation or until we terminate the plan (see "Amendment, Suspension or Termination").

         Any common shares acquired outside of the plan which are not registered in exactly the same name or manner as common shares enrolled in the plan will not be automatically enrolled in the plan. If you purchase additional common shares outside the plan, you are advised to contact Computershare to ensure that all common shares you own are enrolled in the plan.

         Your participation in the plan will commence with the next dividend payment date after Computershare receives your participation form, provided Computershare receives it at least five business days before the record date of the dividend. If a participation form is received by Computershare less than five business days before the record date, that dividend will be paid to you in the usual manner and your participation in the plan will commence with the next dividend. Dividend record dates for the common shares have historically been between the 20th and 25th of February, May, August and November in each year.

         You may not transfer the right to participate in the plan to another person.



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         Death will not affect your election to participate. Upon death, your participation will remain effective until terminated by the personal representative of your estate or by us.

METHOD OF PURCHASE

         Under the terms of the plan, if you are a registered holder of common shares, through the participation form you may direct Computershare to reinvest all cash dividends on all common shares registered in your name to purchase newly issued common shares. You will not be entitled to direct payment of less than 100% of all cash dividends on the common shares you own. Cash dividends payable on common shares registered for a participant in the plan, after deduction of any applicable withholding tax, will be paid to Computershare and applied automatically by Computershare on each dividend payment date to the purchase of common shares for that participant. Your account will be credited with the number of common shares, including fractions, equal to the cash dividends reinvested for you divided by the applicable purchase price for the common shares.

PURCHASE PRICE

         The purchase price of common shares to be purchased on your behalf with reinvested cash dividends on your common shares will be the weighted average trading price for the common shares on the Toronto Stock Exchange for the five trading days preceding the record date for the dividend. Participants will not be charged any brokerage commissions or service charges and all administration costs of the plan will be paid by us. Any cash dividends payable in currencies other than Canadian currency will be converted into Canadian dollars at the Bank of Canada noon rate for Canadian dollars on the record date for the dividend (or the next business day if this day is not a business day).

FRACTIONAL COMMON SHARES

         Computershare will credit your account with fractions of common shares and dividends in respect of such fractions to allow full investment of eligible funds. The rounding of any fractional interest shall be determined by Computershare using such methods as it deems appropriate in the circumstances.

ADMINISTRATION

- Computershare, as agent for plan participants, will administer the plan. Its responsibilities include:

-        receiving eligible funds;

-        purchasing and holding the common shares accumulated under the plan;

-        reporting regularly to the participants; and

-        other duties required by the plan.

         Common shares purchased under the plan will be registered in the name of each participant and will be held by Computershare in the accounts of participants. We will pay all costs of administering the plan, including the fees and expenses of Computershare. Computershare will be paid fees for its services as may, from time to time, be agreed upon by Computershare and us.

REPORTS TO PARTICIPANTS

         Computershare will maintain a separate account for each participant in the plan. You will receive from Computershare a detailed statement of your account following each dividend payment. This statement will set out the record date, the dividend payment date, the amount of cash dividend paid on your common shares, the amount of any applicable withholding tax, the number of common shares purchased through the plan with respect to such dividend, the purchase price per common share and the updated total number of common shares being held by Computershare for your account.



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WITHDRAWAL FROM THE PLAN

         You may terminate your participation in the plan at any time by writing to Computershare. Computershare must receive your notice of termination at least five business days before the record date for the next dividend payment. If Computershare receives your termination request after this date, the withdrawal will be effective the day following the dividend payment date. When you withdraw from the plan, certificates for whole common shares credited to your account under the plan will be issued, and a cash payment will be made to you for any fraction of a common share based upon the closing price of the common shares on the Toronto Stock Exchange on the day immediately preceding the effective date of termination. Thereafter, cash dividends on any of our common shares that you continue to hold will be paid to you and will not be reinvested. Death will not affect your election to participate in the plan which will remain effective until terminated by your personal representative.

CERTIFICATES FOR COMMON SHARES

         All common shares purchased pursuant to the plan will be credited to your individual account held by Computershare. This protects you against the loss, theft or destruction of share certificates. If you request, in accordance with this paragraph, or if you withdraw from the plan or if the plan terminates, Computershare will issue and deliver certificates for all whole common shares credited to your account. The number of common shares held for you under the plan (less any common shares for which certificates have been delivered to you) will be shown on your statement of account. You may request delivery of share certificates by writing to Computershare; however certificates for less than five common shares will not be issued except upon termination from the plan. In no event will certificates be issued for fractional shares. Certificates will be sent to you after Computershare receives your written request.

         Accounts under the plan are maintained in the names in which the common shares of the participants were registered at the time they enrolled in the plan. Consequently, certificates for shares will be similarly registered when issued.

SHAREHOLDER VOTING

         For any meeting of shareholders, you will receive proxy materials in order to vote all common shares held for your account. Your common shares will be voted as you direct or you may vote by proxy or in person at the meeting of shareholders. A fractional share does not carry the right to vote.

RIGHTS OFFERINGS

         If we have a rights offering pursuant to which holders of our common shares may subscribe for additional common shares or other securities, rights attributable to fractional interests held for participants under the plan will be sold by Computershare and the net proceeds will be used to acquire additional common shares and participants' respective entitlements thereto will be credited to their accounts.

STOCK SPLITS AND STOCK DIVIDENDS

         Common shares distributed pursuant to a stock dividend or a stock split on shares held by Computershare for a participant under the plan will be retained by Computershare and credited by Computershare proportionately to the accounts of the participants in the plan. Certificates for any common shares resulting from a stock dividend or a stock split on shares held of record by a participant will be mailed directly to the participant in the same manner as to shareholders who are not participating in the plan.

LIABILITY OF THE COMPANY AND COMPUTERSHARE

         We and Computershare, in administering the plan, are not liable for any act or omission to act including without limitation, any claims of liability:
(a) with respect to receipt or non-receipt of any payment, form or other writing purported to have been sent to us or Computershare; (b) actions taken as a result of inaccurate and incomplete information or instructions; (c) arising out of failure to terminate your account upon your death prior to



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receipt by Computershare of notice in writing of such death; (d) with respect to the prices at which common shares are purchased for your account and the times such purchases are made; or (e) relating to your tax liability.

AMENDMENT, SUSPENSION OR TERMINATION OF THE PLAN

         We reserve the right to amend, modify, suspend or terminate the plan at any time, but such actions shall have no retroactive effect that would prejudice your interests. Computershare will notify you in writing of any material modifications made to the plan. If we terminate the plan, Computershare will remit to you as soon as possible, certificates for whole common shares held in your accounts under the plan and cash payments for any fraction of a common share based upon the closing price of the common shares on the Toronto Stock Exchange on the day immediately preceding the effective date of termination of the plan. If we suspend the plan, Computershare will make no investment on the dividend payment date immediately following the effective date for such suspension. Any common share dividends subject to the plan and paid after the effective date of such suspension will be remitted by Computershare to the participants to whom these are due.

NOTICES

         All notices from Computershare to you will be addressed to your last known address. All notices, requests, elections or instructions under the plan required or permitted to be given to Computershare should be in writing and signed by you and should be sent to the following address:

         Computershare Trust Company of Canada
         100 University Avenue,
         9th Floor
         Toronto, Ontario
         M5J 2Y1
         Canada

GENERAL

         We reserve the right to interpret and regulate the plan as we deem necessary or desirable and any such interpretation or regulation will be final.

         Unless the context requires otherwise, words importing the singular number only shall include the plural and vice versa, words importing the masculine gender shall include feminine and neuter genders and vice versa, and words importing persons shall include individuals, partnerships, associations, trusts, unincorporated organizations and corporations.

GOVERNING LAW

         The plan shall be governed and construed in accordance with the laws in force of the Province of Ontario, Canada.